Registration No. 333-_____
As filed with the Securities and Exchange Commission on February 18, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Westinghouse Air Brake Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	25-1615902
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Isabella Street Pittsburgh, Pennsylvania	15212
(Address of principal executive offices)	(Zip Code)

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION 2011 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE MAY 15, 2020)
(AS AMENDED BY AMENDMENT NUMBER ONE DATED JANUARY 14, 2021)
(Full title of the plan)

David L. DeNinno, Esq.
Executive Vice President, General Counsel and Secretary
Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212
(Name and address of agent for service)

(412) 825-1000
(Telephone number, including area code, of agent for service)

Copies of all communications to:

Jeffrey W. Acre, Esq.
K&L Gates LLP
K&L Gates Center
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	5,300,000	$80.08(2)	$424,424,000	$46,304.66

(1)
This Registration Statement also covers additional securities to be offered or issued upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, par value $0.01 per share (“Common Stock”), as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act.  The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock on the New York Stock Exchange on February 12, 2021, which was $80.08.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Westinghouse Air Brake Technologies Corporation (referred to herein as the “Company” or the “Registrant”) relating to an additional 5,300,000 shares of the Registrant’s common stock, $0.01 par value (“Common Stock”), which may be issued in accordance with the terms of the Westinghouse Air Brake Technologies Corporation 2011 Stock Incentive Plan (as Amended and Restated effective May 15, 2020) (as amended by Amendment Number One dated January 14, 2021) (the “Plan”).  Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) (i) on March 2, 2012 (File No. 333-179857), (a) registering 3,800,000 shares of Common Stock under the Plan (after giving effect to the 2-for-1 stock split in the form of a stock dividend in June 2013) and (b) transferring over and covering 940,000 shares available under the Westinghouse Air Brake Technologies Corporation 2000 Stock Incentive Plan (also after giving effect to the 2-for-1 stock split in the form of a stock dividend in June 2013), and (ii) on August 3, 2017 (File No. 333-219633), registering 1,000,000 additional shares of Common Stock under the Plan, are herein incorporated by reference to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Commission are hereby incorporated in this Registration Statement by reference and made part of this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above; and

3.
The description of the Company’s Common Stock set forth in the Company’s Form 8-A filed May 19, 1995 and any description of the Common Stock which is contained in a later registration statement filed by the Company pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.  Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Plan, each meeting the requirements of Section 10(a) of the Securities Act.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

1.  Section 145 of the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a former or present director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made:

1.	by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; or

2.	by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or

3.	if there are no such directors, or, if such directors so direct, by independent legal counsel in a written opinion; or

4.	by the stockholders.

Section 145 permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

2.  Section 102(b)(7) of the DGCL. Section 102(b)(7) of the DGCL provides that a corporation may set forth in its Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the unlawful payment of dividends or approval of unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective (in the case of the Company, October 19, 1989). As noted in paragraph 3 below, the Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), of Westinghouse Air Brake Technologies Corporation (the “Company”) includes a provision contemplated by Section 102(b)(7) of the DGCL.

3.  Restated Certificate of Incorporation Provision on Liability of Directors. The Restated Certificate of Incorporation provides that no Company director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transactions from which a director derived an improper personal benefit.

4.  Indemnification By-Law. Section 1 of Article VIII of the Company’s Amended and Restated By-Laws (the “By-Laws”) provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company enterprise, against expenses (including attorneys’ fees), payments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by payment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2 of Article VIII of the By-Laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3 of Article VIII of the By-Laws provides that any indemnification under Article VIII (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2 of Article VIII, as the case may be. Such determination shall be made (i) by a majority of the vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

Section 8 of Article VIII of the By-Laws provides that the Company may purchase or maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director of the Company serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the right or obligation to indemnify him against such liability.

5.  Director and Officer Liability Insurance. The Company maintains director and officer liability insurance covering its directors and officers with respect to certain liabilities which they may incur in connection with their serving as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1
Restated Certificate of Incorporation of Westinghouse Air Brake Technologies Corporation. (incorporated herein by reference to Exhibit 3.1 to Westinghouse Air Brake Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010).

4.2
Certificate of Amendment of Restated Certificate of Incorporation of Westinghouse Air Brake Technologies Corporation (incorporated herein by reference to Exhibit 3.1 to Westinghouse Air Brake Technologies Corporation’s Current Report on Form 8-K filed on May 15, 2013).

4.3
Amended and Restated By-Laws of Westinghouse Air Brake Technologies Corporation, effective October 13, 2020 (incorporated herein by reference to Exhibit 3.1 to Westinghouse Air Brake Technologies Corporation’s Current Report on Form 8-K filed on October 19, 2020).

4.4
Certificate of Amendment to Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.4 to Westinghouse Air Brake Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018).

4.5
Certificate of Designations of Series A Non-Voting Convertible Preferred Stock of Westinghouse Air Brake Technologies Corporation (incorporated herein by reference to Exhibit 3.1 to Westinghouse Air Brake Technologies Corporation’s Current Report on Form 8-K filed on February 25, 2019).

4.6	Form of Certificate of Common Stock (incorporated by reference to Exhibit 5 to the Registration Statement on Form 8-A filed by Westinghouse Air Brake Technologies Corporation on May 19, 1995).

5.1	Opinion of K&L Gates LLP (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of K&L Gates LLP (included as part of Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1
Westinghouse Air Brake Technologies Corporation 2011 Stock Incentive Plan (as Amended and Restated effective May 15, 2020) (as amended by Amendment Number One dated January 14, 2021) (incorporated by reference to Exhibit 10.1 to Westinghouse Air Brake Technologies Corporation’s Current Report on Form 8-K filed on January 20, 2021).

ITEM 9.	UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on February 18, 2021.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Patrick D. Dugan
	Name:	Patrick D. Dugan
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Westinghouse Air Brake Technologies Corporation, a Delaware corporation, do hereby constitute and appoint Patrick D. Dugan, David L. DeNinno and Robert G. Lovett, Jr., or any of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them or any substitute, shall do or cause to be done by virtue hereof.  This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Rafael Santana	President and Chief Executive Officer and Director (Principal Executive Officer)	February 18, 2021
Rafael Santana

/s/ Patrick D. Dugan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 18, 2021
Patrick D. Dugan

/s/ John A. Mastalerz	Senior Vice President and Principal Accounting Officer (Principal Accounting Officer)	February 18, 2021
John A. Mastalerz

/s/ Albert J. Neupaver	Chairman of the Board	February 18, 2021
Albert J. Neupaver

/s/ Lee C. Banks	Director	February 18, 2021
Lee C. Banks

/s/ Erwan Faiveley	Director	February 18, 2021
Erwan Faiveley

/s/ Lee B. Foster, II	Director	February 18, 2021
Lee B. Foster, II

/s/ Linda A. Harty	Director	February 18, 2021
Linda A. Harty

/s/ Brian P. Hehir	Director	February 18, 2021
Brian P. Hehir

/s/ Michael W. D. Howell	Director	February 18, 2021
Michael W. D. Howell

/s/ William E. Kassling	Director	February 18, 2021
William E. Kassling

/s/ Ann R. Klee	Director	February 18, 2021
Ann R. Klee